Exhibit 10.1

FORM OF

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of [•], 2022 (this “Agreement”), is by and between Fortune Brands Home & Security, Inc., a Delaware corporation (“Fortune Brands”), and MasterBrand, Inc., a Delaware corporation (“Cabinets”).

W I T N E S S E T H

WHEREAS, subject to the terms and conditions of that certain Separation and Distribution Agreement, dated as of [•], 2022 (the “Separation and Distribution Agreement”), by and between Fortune Brands and Cabinets, Fortune Brands has agreed to distribute to holders of shares of Fortune Brands common stock, par value $0.01 per share, all of the outstanding shares of Cabinets’ common stock, par value $0.01 per share, owned by Fortune Brands as of the Distribution Date (as defined in the Separation and Distribution Agreement); and

WHEREAS, following such distribution, each party has agreed to provide (in such capacity, a “Provider”) to the other party (in such capacity, a “Recipient”), certain transition services in connection with the operation of its and their businesses after the Distribution Date, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Separation and Distribution Agreement. For purposes of this Agreement, the following terms shall have the following meanings and shall be equally applicable to the singular and plural forms:

(a) “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York City.

(b) “Provider Parties” means Provider and its Subsidiaries (including those formed or acquired after the date hereof), other than the Recipient Parties.

(c) “Recipient Business” means where (i) Fortune Brands is Recipient, the Fortune Brands Business and (ii) Cabinets is Recipient, the Cabinets Business.

(d) “Recipient Parties” means Recipient, any Subsidiary of Recipient (including those formed or acquired after the date hereof), and solely in the case of Cabinets, the Transferred Subsidiaries.

SECTION 1.2 Interpretation. The headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement. In this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed to be references to this Agreement as a whole and not to any particular Section or other provision hereof. Unless the context clearly indicates otherwise: (i) words used in the singular include the plural and words used in the plural include the singular; (ii) reference to any Section or Schedule means such Section of, or such Schedule to, this Agreement, as the case may be; and (iii) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II

SERVICES

SECTION 2.1 Provision of Services.

(a) Subject to the terms and conditions of this Agreement, Provider shall provide, or cause to be provided, to the Recipient Parties, solely for the benefit of the Recipient Business in the ordinary course of business, the services described on Schedule A (the “Services”), the terms of which are incorporated herein by reference. No Recipient Party shall resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by the Recipient Parties directly in connection with the conduct of the Recipient Business in the ordinary course of business. Provider shall exercise reasonable care to ensure that the manner in which it performs or provides the Services does not have any adverse effect on the name, trading image, goodwill or business of any Recipient Party.

SECTION 2.2 Additional Services. If, following the Distribution Date, it shall come to the attention of Recipient that any service or facility provided by any Provider Party prior to the Distribution Date to or for any Recipient Party and not covered hereby is not being performed or made available after the Distribution Date and Recipient considers that the relevant service or facility is necessary or desirable for the effective operation of the Recipient Business, it may notify Provider giving full details of the relevant service or facility, and Provider and Recipient shall cooperate and negotiate in good faith to the extent reasonably practicable with a view to such service or facility being provided on reasonable commercial terms.

SECTION 2.3 Standard of Performance; Priority.

(a) Provider shall use commercially reasonable efforts to provide, or cause to be provided, to the Recipient Parties, each Service in a manner generally consistent with the manner and level of care with which such Service was provided to the Recipient Parties immediately prior to the Distribution Date (or, with respect to any Service not provided by any Provider Party to any Recipient Party prior to the Distribution Date, generally consistent with the manner and level of care with which such Service is performed by any Provider Party on behalf of any other Provider Party), unless otherwise specified in this Agreement or Schedule A. Notwithstanding the foregoing, Provider shall have no obligation hereunder to provide to any Recipient Party (i) any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services unless otherwise specified on Schedule A or (ii) any Service to the extent that the need for such Service arises, directly or indirectly, from the acquisition by any Recipient Party, outside the ordinary course of business, of any assets of, or any equity interest in, any Person.

(b) Provider shall use commercially reasonable efforts not to establish priorities in favor of the Provider Parties, on the one hand, and to the detriment of the Recipient Parties, on the other hand, as to the provision of any Service solely based on the fact that the Recipient Parties are no longer affiliated with Provider, and Provider shall use commercially reasonable efforts to provide the Services, or cause the Services to be provided, within a time frame so as not to materially disrupt the Recipient Business. Notwithstanding the foregoing, Recipient acknowledges and agrees that one or more of the Provider Parties may be providing to other Provider Parties services similar to the Services provided hereunder, or services that involve the same resources as those used to provide the Services, and that Provider shall have the right to establish reasonable priorities as between the Provider Parties, on the one hand, and the Recipient Parties, on the other hand, as to the provision of any Service if Provider determines that such priorities are necessary to avoid any adverse effect on any of the Provider Parties. If any such priorities are established, Provider shall notify Recipient as soon as reasonably practicable of any Services that will be delayed as a result of such prioritization and will use commercially reasonable efforts to minimize the duration and impact of such delays.

(c) Unless otherwise specifically set forth on Schedule A, the Recipient Parties’ use of the Services shall be consistent with past practice.

(d) Notwithstanding anything to the contrary contained herein, in no event shall any Service include (i) any service that would be or otherwise becomes unlawful for Provider to provide or (ii) the exercise of business judgment or general management for any Recipient Party.

SECTION 2.4 Provider Employees Performing Services. Notwithstanding anything to the contrary contained in Section 2.1 (but subject to the last sentence of this Section 2.4), Provider shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who perform the Services. Provider shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service, Provider shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that (a) Provider shall not be obligated to have any individual participate in the provision of any Service if Provider determines that such participation would adversely affect any Provider Party and (b) no Provider Party shall be required to continue to employ any particular individual during the applicable Service Period.

SECTION 2.5 Compliance with Law. Each party hereto shall, and shall cause each of its Affiliates to, comply with all applicable laws, rules, ordinances and regulations of any governmental entity or regulatory agency governing the Services to be provided hereunder. Neither party hereto shall take, or permit any of its Affiliates to take, any action in violation of any applicable law, rule, ordinance or regulation that could result in liability being imposed on the other party hereto or any of such other party’s Affiliates.

SECTION 2.6 Temporary Nature of Services. Recipient acknowledges that the purpose of this Agreement is to enable it to receive the Services on an interim basis. Accordingly, at all times from and after the Distribution Date, Recipient shall use commercially reasonable efforts to (a) make or obtain, or cause to be made or obtained, any filings, registrations, approvals, permits or licenses; (b) implement, or cause to be implemented, any systems; (c) purchase, or cause to be purchased, any equipment; and (d) take, or cause to be taken, any and all other actions, in each case necessary or advisable to enable Recipient or an Affiliate thereof to provide the Services for the relevant Recipient Parties as soon as reasonably practicable, and in any event prior to the expiration of the relevant Service Periods. For the avoidance of doubt, Recipient acknowledges and agrees that Provider shall not be required to provide any Service for a period longer than the applicable Service Period unless otherwise agreed by the parties in writing.

ARTICLE III

FEES AND PAYMENTS

SECTION 3.1 Fees for the Services.

(a) As compensation for the Services, Recipient shall pay Provider, in accordance with this Agreement, all amounts as set forth on Schedule A and in Section 3.1(b). Except as otherwise provided in this Agreement, the amount of any monthly fee shall be prorated if the corresponding Services were provided for only a portion of a given month.

(b) In addition to the compensation set forth on Schedule A, Provider shall be entitled to reimbursement at actual cost without markup for reasonable and customary out-of-pocket expenses incurred in connection with the performance of the Services pursuant to this Agreement.

SECTION 3.2 Invoices.

(a) Provider shall submit statements of account to Recipient within ten (10) days after the end of each month with respect to all amounts payable by Recipient to Provider hereunder (the “Invoiced Amount”), setting out the Services provided by reference to Schedule A and the amount billed to Recipient as a result of providing such Services (together with, in arrears, any Commingled Invoice Statements (as defined below) and any other invoices for Services provided by third parties, in each case setting out the Services provided by the applicable third parties by reference to Schedule A).

(b) Provider may cause any third-party service provider to which amounts are payable by or for the account of Recipient in connection with the Services to issue a separate invoice to Recipient for such amounts. Recipient shall pay or cause to be paid any such separate third-party invoice in accordance with the payment terms thereof. Any third-party invoices that aggregate Services for the benefit of the Recipient Parties, on the one hand, with services not for the benefit of the Recipient Parties, on the other hand (each, a “Commingled Invoice”), shall be separated by Provider. Provider shall prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services rendered for the benefit of the Recipient Parties (the “Commingled Invoice Statement”). As promptly as practicable after the preparation thereof, Provider shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to Recipient. Provider shall not be required to use its own funds for payments to any third-party service provider providing any of the Services or to satisfy any payment obligation of any Recipient Party to any third-party service provider; provided, however, that if Provider does use its own funds for any such payments to any third-party service provider, Recipient shall reimburse Provider for such payments as invoiced by Provider within thirty (30) days following the date of delivery of such invoice from Provider.

SECTION 3.3 Invoice Disputes. In the event that Recipient in good faith disputes an invoice submitted by Provider, Recipient may withhold payment of any amount subject to the dispute; provided, however, that (a) Recipient will continue to pay all undisputed amounts in accordance with the terms hereof and (b) Recipient will notify Provider, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed amounts. In the event of a dispute regarding the amount of any invoice, or portion thereof, the parties hereto will use reasonable efforts to resolve such dispute within thirty (30) days after Recipient delivers written notification of such dispute to Provider. Each party hereto will provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after Recipient delivers written notification of the dispute. Unpaid fees that are under good faith dispute will not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 3.3, the dispute resolution procedures set forth in Section 7.1 shall apply.

SECTION 3.4 Time of Payment.

(a) Subject to Section 3.4(b), Recipient shall pay the Invoiced Amount to Provider in United States dollars by wire transfer of immediately available funds to an account specified by Provider in the relevant invoice, or in such other manner as specified by Provider in writing, within thirty (30) days after the date of delivery to Recipient of the applicable statement of account; provided, however, that if Recipient, in good faith and upon reasonable grounds disputes any invoiced item in accordance with Section 3.3, payment of such item may be made after resolution of such dispute.

(b) Unless Provider and Recipient otherwise agree in writing, where Services are provided to a Recipient Party outside of the United States by a Person located in the same country, amounts shall be billed and paid in the local currency of the entity providing the Services. Unless Provider and Recipient otherwise agree in writing, if payments are to be made between legal entities not within the same country, such amounts shall be billed and paid in United States dollars. To the extent necessary, local currency conversion shall be based on Provider’s internal exchange rate for the then-current month.

(c) If Recipient does not make any payment required under the provisions of this Agreement to Provider when due in accordance with the terms hereof, Provider shall, at its option, charge Recipient interest on the unpaid amount at the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, Recipient shall reimburse Provider for all costs of collection of overdue amounts, including any reimbursement required under Section 3.2(b) and any reasonable attorneys’ fees.

(d) Recipient shall, within thirty (30) days after the date of delivery to Recipient of any Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third-party service provider and shall concurrently deliver evidence of such payment to Provider. Recipient acknowledges and agrees that it shall be responsible for any interest or other amounts in respect of any portion of any Commingled Invoice that Recipient is required to pay pursuant to any Commingled Invoice Statement to the extent such interest or other amounts are attributable to Recipient’s failure to pay any such Commingled Invoice Statement in accordance with this Section 3.4(d).

SECTION 3.5 Taxes. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (collectively, “Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services, and an amount equal to such Sales Taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 3.5, be paid by Recipient to Provider in addition to the amounts otherwise payable under this Agreement. In each case where an amount in respect of Sales Tax is payable by Recipient in respect of a Service provided by any Provider Party, Provider shall furnish in a timely manner a valid Sales Tax receipt or invoice to Recipient in the form and manner required by applicable law to allow Recipient to recover such Sales Tax to the extent allowable under such law. The parties hereto shall use commercially reasonable efforts to cooperate to minimize any Sales Tax payable with respect to the Services.

ARTICLE IV

TERM AND TERMINATION

SECTION 4.1 Term. The performance of the Services shall commence on the Distribution Date and shall continue with respect to each Service until the relevant date set forth on Schedule A with respect to such Service (each, a “Service Period”), unless such period is earlier terminated in accordance with the terms hereof.

SECTION 4.2 Termination by Recipient.

(a) Recipient will have no obligation to continue to use any of the Services and, except as otherwise specified on Schedule A, Recipient may terminate any Service by giving Provider at least thirty (30) days’ prior notice of Recipient’s desire to terminate such Service. To the extent possible, Recipient will give such notice at the beginning of a month to terminate the Service as of the beginning of the next month to avoid the need to prorate any monthly payment charges. As soon as reasonably practicable following receipt of any such notice, Provider will advise Recipient in writing as to whether termination of such Service will (i) require the termination or partial termination of, or otherwise affect the provision of, any other Services or (ii) result in any early termination costs (which will be limited to third-party costs that Provider actually incurs). If either will be the case, Recipient may withdraw its termination notice within five (5) Business Days after the receipt of such notice from Provider. If Recipient does not withdraw the termination notice within such period, such termination will be final. Upon such termination, Recipient’s obligation to pay for such Service(s) will terminate, and Provider will cease, or cause its Affiliates or third-party service providers to cease, providing the terminated Service(s); provided, however, that Recipient shall reimburse Provider for the reasonable termination costs actually incurred by Provider resulting from Recipient’s early termination of such Services that are owed to third-party service providers. Provider shall use commercially reasonable efforts to mitigate such termination costs.

(b) Recipient may terminate this Agreement as of the end of any month provided that (i) Recipient has given Provider at least thirty (30) days prior notice and (ii) Recipient reimburses Provider for any reasonable out-of-pocket expenses or costs actually incurred by Provider due to such termination.

SECTION 4.3 Termination for Breach. Either party hereto shall have, in addition to any other rights and remedies such party may have, the right to terminate this Agreement on thirty (30) days’ prior notice to the other party hereto, if such other party shall have materially breached or defaulted in the performance of any provision of this Agreement; provided, however, that if it is possible for such breach or default to be cured and the party receiving such notice of termination shall cure such breach or default within thirty (30) days after receipt of such notice, then this Agreement shall continue in full force and effect and provided further that such termination shall only apply to those Services in respect of which the defaulting Party is in material breach and shall be without prejudice to the provision or receipt of all other Services, which shall remain in full force and effect notwithstanding such termination.

SECTION 4.4 Termination for Insolvency. Either party hereto shall have the right, notwithstanding any other provisions of this Agreement, and in addition to any other rights and remedies such party may have, to terminate this Agreement forthwith and at any time upon notice to the other party hereto if: (a) the other party hereto becomes insolvent; (b) the other party hereto files a petition in bankruptcy or insolvency; (c) the other party hereto is adjudicated bankrupt or insolvent; (d) the other party hereto files any petition or answer seeking reorganization, readjustment or arrangement of such other party’s business under any law relating to bankruptcy or insolvency; (e) a receiver, trustee or liquidator is appointed for any of the property of the other party hereto and within sixty (60) days thereof such other party fails to secure a dismissal thereof; (f) the other party hereto makes any assignment for the benefit of creditors; or (g) there is a government expropriation of any material portion of the assets of the other party hereto.

SECTION 4.5 Effect of Expiration or Earlier Termination.

(a) In any event, no expiration or earlier termination of this Agreement shall prejudice the right of either party hereto to recover any payment due at the time of termination, cancelation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto. Upon expiration or termination of this Agreement, (i) Recipient shall immediately cease use of all Services and (ii) each party will return or destroy the Confidential Information of the other party.

(b) Survival. Notwithstanding anything to the contrary contained herein, Section 4.5, Section 5.2, Article III, Article VI and Article VII of this Agreement shall survive the expiration or earlier termination of this Agreement.

ARTICLE V

COOPERATION AND CONFIDENTIALITY, INTELLECTUAL PROPERTY

SECTION 5.1 Cooperation; Access.

(a) Recipient shall, and shall cause each of the Recipient Parties to, permit Provider and its Representatives access, on Business Days during hours that constitute regular business hours for Recipient and upon reasonable prior request, to the premises of the Recipient Parties and such data, books, records and personnel designated by Recipient and the Recipient Parties as involved in receiving or overseeing the Services as Provider may reasonably request for the purposes of providing the Services. Provider shall provide Recipient, upon reasonable prior notice, such documentation relating to the provision of the Services as Recipient may reasonably request for the purposes of confirming any Invoiced Amount or other amount payable pursuant to any Commingled Invoice Statement or otherwise pursuant to this Agreement. Any documentation so provided to Provider pursuant to this Section 5.1(a) shall be subject to the confidentiality obligations set forth in Section 5.2.

(b) Provider shall provide the Recipient Parties with such advice, assistance and information in connection with the performance of the Services as Recipient may from time to time reasonably require. Provider and Recipient shall also liaise as appropriate to ensure that the Services are carried out in accordance with the provisions of Schedule A, and where reasonably practicable Provider shall comply with any instructions that Recipient shall reasonably issue from time to time concerning the manner in which the Services shall be provided to the Recipient Parties.

(c) Recipient and Provider shall keep each other informed of any special requirements applicable to the carrying out of the Services. To the extent reasonably necessary and appropriate, Provider shall promptly take steps where reasonably practicable to comply with such special requirements. If these steps shall result in any increase or reduction in the actual cost to Provider of providing the relevant Services, then the fees payable pursuant to Section 3.1 shall be increased or reduced by Provider accordingly.

SECTION 5.2 Confidentiality.

(a) Each party hereto shall treat in confidence all documents, materials and other information that it shall have obtained regarding the other party and any of its Subsidiaries (and in the case of Recipient, including Transferred Subsidiaries), during the course of the performance of this Agreement and the transactions contemplated by this Agreement (“Confidential Information”). Confidential Information of a party hereto shall not be communicated by the other party hereto to any third party (other than such other party’s Representatives who have a need to know such Confidential Information). Each party hereto shall not, and shall cause any other Person to whom it discloses Confidential Information of the other party to not, use or disclose such Confidential Information except for the purpose of exercising its rights and performing its obligations set forth in this Agreement. Each party hereto shall be responsible for any breach of this Section 5.2 by any of its Representatives to whom it has disclosed Confidential Information of the other party.

(b) The obligation of each party hereto with respect to the Confidential Information of the other party hereto shall not apply to any documents, materials or other information that:

(i) is on the date hereof in such party’s possession; provided that such documents, materials or other information is not known to such party to be subject to another confidentiality agreement with, or other obligation of secrecy to, the other party or any other Person and such documents, materials or other information may be disclosed pursuant to the Separation and Distribution Agreement;

(ii) is on the date hereof or hereafter becomes available to the public other than as a result of a disclosure, directly or indirectly, by such party or Persons to whom such party provides or provided such Confidential Information;

(iii) is on the date hereof or hereafter becomes available to such party on a non-confidential basis from a source other than the other party or any of the other party’s affiliates’ or Representatives provided that (a) such source is not known by the receiving party (after due inquiry) to be subject to a confidentiality agreement with, or other obligation of secrecy to, the disclosing party or any third party, and (b) such documents, materials or other information may be disclosed pursuant to the Separation and Distribution Agreement; or

(iv) can be shown by such party to have been independently developed by such party without access to or use of such documents, materials or other information and such documents, materials or other information may otherwise be disclosed pursuant to the Separation and Distribution Agreement.

(c) The foregoing confidentiality and nondisclosure obligations shall not apply to the extent any Confidential Information of a party hereto is required to be disclosed by applicable law or regulatory body; provided that, in such event, the party required to disclose such information provides the other party hereto with prompt advance notice of such required disclosure (to the extent permitted by applicable law) so that such other party shall have the opportunity, if it so desires, to seek a protective order or other appropriate remedy. If such appropriate protective order or other remedy is not obtained within a reasonable period of time, the party that is required to disclose Confidential Information of the other party hereto shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required or requested to be disclosed and shall use commercially reasonable efforts to ensure that confidential treatment is accorded such Confidential Information.

SECTION 5.3 Intellectual Property. Recipient grants to the Provider Parties a limited, non-exclusive, fully paid-up, nontransferable, revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to Recipient or any other Recipient Parties solely to the extent necessary for the Provider Parties to perform the Services. All rights not granted herein are reserved.

ARTICLE VI

LIMITATION OF LIABILITY, INDEMNIFICATION AND REMEDIES

SECTION 6.1 No Warranty; Exclusive Remedy.

(a) Provider and Recipient both acknowledge and agree that Provider has agreed to provide or cause to be provided the Services hereunder as an accommodation to Recipient. NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY ANY OF THE PROVIDER PARTIES WITH RESPECT TO THE PROVISION OF SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED.

(b) Other than in the event of fraud, willful misconduct, bad faith or gross negligence on the part of any Provider Party for which Recipient shall have a right to seek indemnity hereunder (and without limiting the indemnification rights under Section 6.3(b)), the sole and exclusive remedy of any Recipient Party with respect to any and all Losses caused by or arising from the performance or non-performance of any Service by Provider (either directly or indirectly) will be the termination of this Agreement in accordance with Section 4.2; provided, however, that, if capable of being performed or re-performed and if requested by Recipient, Provider shall perform or re-perform, as applicable, or will cause one or more of its Affiliates or third-party service providers to perform or re-perform, as applicable, any Service that does not comply with the requirements and level of service set forth on Schedule A and in Section 2.3.

SECTION 6.2 Limitation of Liability.

(a) EXCEPT AS PROVIDED IN SECTION 6.2(b), NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PROVIDER PARTY OR ANY RECIPIENT PARTY BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR LOSSES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY LOSSES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES TO A PERSON WHO IS NOT A PROVIDER PARTY OR A RECIPIENT PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH LOSSES WILL CONSTITUTE DIRECT LOSSES NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.2(a).

(b) The limitations set forth in Section 6.2(a) shall not apply to Losses that arise as the result of fraud, willful misconduct, bad faith or gross negligence of Provider, Recipient or anyone performing Services pursuant to this Agreement.

SECTION 6.3 Indemnification. Notwithstanding anything to the contrary contained in this Agreement and without limiting the indemnification rights of the parties hereto set forth in the Separation and Distribution Agreement:

(a) except insofar as a claim, demand, suit or recovery relates to fraud, willful misconduct, bad faith or gross negligence of any Provider Party, Recipient will, and will cause its Affiliates to, indemnify and hold harmless the Provider Parties and their respective employees, officers, directors and agents (collectively, the “Provider Indemnified Parties”) from and against any Losses (including reasonable expenses of investigation and attorneys’ fees incurred or suffered by the Provider Indemnified Parties) arising out of any claim made against any Provider Party by a third party to the extent caused by or resulting from any of the Services rendered pursuant to the terms of this Agreement; provided, however, that the foregoing will not limit the indemnification obligations of Provider under Section 6.3(b); and

(b) except insofar as a claim, demand, suit or recovery relates to fraud, willful misconduct, bad faith or gross negligence of any Recipient Party, Provider will, and will cause its Affiliates to, indemnify and hold harmless the Recipient Parties and their respective employees, officers, directors and agents (collectively, the “Recipient Indemnified Parties”) from and against any Losses (including reasonable expenses of investigation and attorneys’ fees incurred or suffered by the Recipient Indemnified Parties) arising out of the performance of any Service by a third-party service provider on behalf of Provider, but only to the extent Provider is indemnified or otherwise compensated by such third-party service provider for any breach of its obligations to Provider with respect to the provision of such Service and, in such event, only on a pro rata basis taking into account all Provider Parties similarly affected.

SECTION 6.4 Remedies. The parties hereto agree that irreparable damage may occur if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each of the parties hereto shall be entitled to seek equitable relief to prevent or remedy breaches of this Agreement, without proof of actual damages and without the necessity of posting a bond, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Dispute Resolution. Executive officers of each of Provider and Recipient will meet as expeditiously as possible to resolve any dispute directly or indirectly arising out of or in relation to this Agreement or the validity, interpretation, construction, performance, breach or enforceability of this Agreement, and any dispute that is not so resolved within thirty (30) days shall be resolved in accordance with the provisions of Section 12.2 and Section 12.3 of the Separation and Distribution Agreement, which shall apply mutatis mutandis to this Agreement.

SECTION 7.2 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party hereto may assign this Agreement or any of its rights or delegate any of its obligations under this Agreement without the written consent of the other party hereto, which consent may be withheld in such other party’s sole and absolute discretion and any assignment or attempted assignment in violation of the foregoing will be null and void; provided, however, that Provider may delegate its duties hereunder to such Affiliates or third-party service providers as may be qualified to provide the Services and provided further that Provider has provided at least forty-five (45) days’ advance notice to Recipient prior to any such delegation of any duties hereunder, and if Recipient reasonably objects to any such delegation, Provider will reasonably assist in the process of transitioning such service to Recipient or Recipient’s designee prior to, and in lieu of, any such delegation.

SECTION 7.3 Relationship of the Parties. The parties hereto are independent contractors, and neither party hereto is an employee, partner or joint venturer of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party hereto for any purpose. Neither party hereto shall have the right to bind the other to any agreement with a third party nor to represent itself as a Partner or joint venturer of the other by reason of this Agreement.

SECTION 7.4 Third-Party Beneficiaries. Except for Section 6.3, this Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

SECTION 7.5 Force Majeure. Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder (other than the payment of money) if such delay or failure is caused by acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, pandemic, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment or other events that arise from circumstances beyond the reasonable control of such party. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided that in no event shall Provider be required to provide any Services to Recipient for longer than twenty four (24) months after the date of this Agreement.

SECTION 7.6 Miscellaneous. Except as otherwise expressly set forth in this Agreement, the provisions of Article XII of the Separation and Distribution Agreement other than the provisions thereof relating to assignability, third-party beneficiaries, force majeure and termination shall apply mutatis mutandis to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORTUNE BRANDS HOME & SECURITY, INC.

By:
Name:
Title:

MASTERBRAND, INC.

By:
Name:
Title: